Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “*[Redacted]*”.  A COMPLETE VERSION OF THIS AGREEMENT AND EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

TERRANE METALS CORP., as Seller

and

LS-NIKKO COPPER INC., as Buyer

COPPER CONCENTRATE SALES AGREEMENT

Dated June 29, 2012

THIS AGREEMENT is dated June 29, 2012 and made between:

TERRANE METALS CORP., a company duly incorporated and existing under the laws of the Province of British Columbia, Canada (“Seller”);

- and -

LS-NIKKO COPPER INC., a company duly incorporated and existing under the laws of the Republic of Korea (“Buyer”)

WHEREAS:

(A)

Seller owns, is developing and will produce Concentrate from the Mt. Milligan copper-gold mine, mill and related facilities located near Fort St. James, British Columbia, Canada (the “Mt. Milligan Project”); and

(B)	Buyer is a processor of copper-bearing raw materials, involved in the purchase of copper concentrates and sales of refined metals.

Now therefore, in consideration of the premises and mutual covenants and agreements contained herein, the Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase from Seller, Concentrate on the following terms and conditions.

IT IS AGREED that:

ARTICLE 1           INTERPRETATION

1.1                                                                                 Definitions

Defined terms in this Agreement, which may be identified by the capitalisation of the first letter of each principal word thereof, have the meanings assigned to them in this Section 1.1.

“Affiliate”

means in relation to a Party, a company that directly or indirectly controls or is controlled by or is under common control of the same person which controls such Party; and control means ownership by one company of at least fifty percent (50%) of the voting rights of the other company.

“Agreement”	means this Copper Concentrate Sales Agreement and includes the Schedules hereto, in each case as amended, modified or supplemented from time to time.

“Allowed Laytime”	has the meaning set forth in Section 4.5(a).

“Alternate Port”	has the meaning set forth in Section 4.3(b).

“Annual Production”	means the quantity of Concentrate produced from the Production Facility during the Initial Period and during each Contract Year.

“Annual Quantity”	has the meaning set forth in Section 3.1.

“Annual Schedule”	has the meaning set forth in Section 4.1.

“Benchmark Reference Terms”	has the meaning set forth in Section 7.8(a).

“Business Day”	means any day other than Saturday, Sunday or a day that is a bank or public holiday in Denver, Colorado, U.S.A., Seoul, Republic of Korea or Vancouver, British Columbia, Canada.

“Buyer’s Receiving Agent”	means the receiving agent at the Discharge Port appointed by the Buyer after notice thereof has been given to the Seller.

“CIF Free Out” or “CIF FO”

means CIF as defined in the most recent edition of INCOTERMS (2010) as published by the International Chamber of Commerce (Paris, France) and Free Out or FO as defined in the US DOT Maritime Administration Glossary of Shipping Terms (May 2008).

“Concentrate”	means flotation copper concentrates produced at and originating from the Production Facility.

“Contract of Affreightment” or “Charter Party”	means the contract of charter or affreightment to be entered into from time to time between Seller and owner of the vessel chartered or hired for the shipment of any Parcel pursuant to this Agreement.

“Contract Year”	means a period of twelve calendar months commencing on January 1 of each year and ending on December 31 of that year, beginning on January 1 immediately following the Start-up Date.

“Copper Payment”	means, with respect to any particular Parcel, the product of the Payable Copper and the Payable Copper Price applicable to such Parcel as determined pursuant to Section 7.2.

“Copper Treatment and Refining Charges”	means the treatment charge for each Parcel and refining charges for Payable Copper contained therein, comprising part of the Market Related Terms.

“Date of Arrival”	means with reference to:

(a) the date on which such vessel tenders Notice of Readiness as provided for in Section 4.6

“Deductions”	has the meaning set forth in Section 7.7.

“Demurrage”

means the money payable to the owner of a vessel, by Seller pursuant to the terms of a Contract of Affreightment or Charter Party for delay in discharge of a Parcel after the Laytime has expired and for which the owner of the vessel is not responsible.

“Despatch”

means the money payable by the owner of a vessel to the Seller pursuant to the terms of a Contract of Affreightment or Charter Party if such vessel completes discharge of a Parcel before the Laytime has expired.

“Discharge Port”	has the meaning set forth in Section 4.2.

“ETA”	has the meaning set forth in Section 4.12.

“Event of Force Majeure”	has the meaning set forth in Section 11.1(a).

“Final Invoice”	has the meaning set forth in Section 8.4.

“Final Offer”	has the meaning set forth in Section 7.8(g).

“Final Payment”	has the meaning set forth in Section 8.2(b).

“Finance Parties”	means RGLD Gold AG, a corporation incorporated under the laws of Switzerland and Royal Gold, Inc., a corporation incorporated under the laws of Delaware and any Affiliate of either of them.

“First Contract Year”	means the period commencing on January 1 in the year following the year in which the Start-up Date occurs and ending on the immediately following 31 December.

“Gold Payment”	means, with respect to any particular Parcel, the product of the Payable Gold and the Payable Gold Price applicable to such Parcel as determined pursuant to Section 7.3.

“Initial Period”	means the period between the Start-up Date and the First Contract Year.

“Insolvency Event”	means, in respect of any Party, any of the following events:

(a)     it is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b) the realizable value of its assets is less than its liabilities;

(c) a moratorium is declared in respect of any of its indebtedness; or

(d) any expropriation, compulsory acquisition, seizure, attachment, sequestration, distress or execution affects all or any material part of its assets.

“Interim Price”	has the meaning set forth in Section 7.5(c).

“Laytime”	means the time allotted pursuant to the terms of a Contract of Affreightment or Charter Party for discharge of a Parcel at the Discharge Port.

“LBMA”	means the London Bullion Market Association and its successor organisation.

“LIBOR”

means the rate per annum for deposits offered in Dollars for a period of one month to prime banks in London interbank market as published by the British Bankers Association in their website (www.bba.org.uk) for the applicable date.

“Local Holidays”

means the national or customary local holidays customarily not worked by Buyer’s Receiving Agent or the office personnel at the relevant Discharge Port and at the Receiving Works and which holidays are notified by Buyer to Seller 30 Business Days before the beginning of the Initial Period and each Contract Year.

“LME”	means the London Metal Exchange, a company incorporated under the laws of England and Wales.

“LME Grade A Settlement”	means the cash settlement price for Grade A Copper Cathodes as published in US Dollars in the Metal Bulletin.

“Lot”	has the meaning set forth in Section 9.3

“Market Related Terms”	means the Copper Treatment and Refining Charges and, if applicable, Price Participation, which shall apply for the Initial Period and each

Contract Year to each Parcel delivered hereunder during such respective period as determined in accordance with Section 7.8.

“Metal Bulletin”	means the publication known as the “Metal Bulletin” and currently published twice a week in London, England, by the Metal Bulletin Journals Ltd. (a subsidiary of Metal Bulletin plc).

“Month of Arrival”	means, with respect to each Parcel, the calendar month in which the Date of Arrival of the vessel carrying such Parcel occurs.

“Month of Shipment”	means, with respect to each Parcel, the calendar month of the date of the bill of lading relating to such Parcel.

“Mt. Milligan Project”	has the meaning set forth in Recital A.

“Notice of Readiness” or “NOR”	has the meaning set forth in Section 4.6(a).

“Offered Terms”	has the meaning set forth in Section 12.1.

“Office Hours”	means:

(a) on Monday through Friday, from 09:00 to 18:00; and

(b) on Saturday, from 09:00 to 13:00;

provided, however, Office Hours shall not include Sundays, national holidays in the Republic of Korea or Local Holidays.

“Parcel”	means the quantity of Concentrate shipped to the Buyer to the Discharge Port in a single vessel.

“Parties”	means, collectively, the Buyer and Seller and “Party” means either one of them.

“Payable Copper”	has the meaning set forth in Section 7.2.

“Payable Copper Price”	means the price payable for Payable Copper set forth in Section 7.2.

“Payable Gold”	has the meaning set forth in Section 7.3.

“Payable Gold Price”	has the meaning set forth in Section 7.3.

“Payable Metals”	means collectively the Payable Copper, the Payable Gold and the Payable Silver.

“Payable Silver”	has the meaning set forth in Section 7.4.

“Payable Silver Price”	has the meaning set forth in Section 7.4.

“person”

means any person, firm, company, corporation, society, trust, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the above.

“Port of Loading”	means the port selected by Seller for the loading of Concentrate on vessels for shipment to Buyer.

“Precious Metal Refining Charges”	has the meaning set forth in Section 7.9.

“Price Participation”

means a variable amount, if any, to be credited to Buyer as an additional Deduction based on variations in the Payable Copper Price, if, as and when reflected in Benchmark Reference Terms from time to time.

“Production Facility”	means the mine, mill concentrator and related facilities and infrastructure (including transportation facilities) located at the Mt. Milligan Project.

“Provisional Invoice”	has the meaning set forth in Section 8.3.

“Provisional Payment”	has the meaning set forth in Section 8.2(a).

“Quotational Period”	has the meaning set forth in Section 7.6.

“Receiving Works”	means Buyer’s smelter in Ulsan, Republic of Korea.

“Referees”	has the meaning set forth in Section 12.1.

“Rules”	has the meaning set forth in Section 14.11(a).

“Seller’s Provisional Weight, Moisture and Assay Certificate”	has the meaning set forth in Section 8.3.

“Shipping Documents”	has the meaning set forth in Section 8.2(a).

“Silver Payment”	means, with respect to any particular Parcel, the product of the Payable Silver and the Payable Silver Price applicable to such Parcel as determined pursuant to Section 7.4.

“Splitting Limits”	has the meaning set forth in Section 10.2(c).

“Start-up Date”	means the date when production of Concentrate at the Production Facility commences on a commercial level as determined by Seller and notified by Seller to Buyer.

“Submission Period”	has the meaning set forth in Section 12.3.

“Term”	has the meaning set forth in Section 2.3(a).

“Total Compensation”	has the meaning set forth in Section 7.1.

“Umpire”	means, for the Initial Period or any particular Contract Year, two of the umpires listed in Schedule B determined in accordance with Section 10.3.

“Weather Working Day”	means a Working Day of 24 hours during which it is possible to discharge the Parcels at the Receiving Port without interference due to weather.

“Working Day”	means any day at the Discharge Port excluding Saturdays PM, Sundays, national holidays in the Republic of Korea and Local Holidays, unless used.

1.2                                                                                 Weights and Measures

For purpose of this Agreement, references to the following weights and measures shall have the following meanings:

“DMT”	means a dry metric ton without any moisture content.

“ounce” or “oz”	means a troy ounce of 31.1035 grams.

“pound”	means sixteen ounces avoirdupois.

“ppm”	means parts per million.

“Metric Ton” or “MT”	means a mass equal to 1,000 kilograms or 2,204.62 pounds avoirdupois.

“unit “	means a one hundredth part (1% or 22.0462 pounds) of a dmt.

“WMT “	means a wet metric ton including moisture content.

1.3                                                                                 Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.4                                                                                 Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.  The term “including” means “including without limiting the generality of the foregoing”.

1.5                                                                                 Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.6                                                                                 Currency

All references to currency herein, including references to “$”, “US$” or “dollars” are to the lawful money of the United States of America.

1.7                                                                                 Schedules

The following are the Schedules to, and form part of, this Agreement:

Schedule A           -   Concentrate Specifications

Schedule B            -   Umpires

ARTICLE 2.          CONCENTRATE SOURCE AND QUALITY

2.1                                                                                 Chemical and Physical Characteristics

(a)                                  The Concentrate will be produced from the Production Facility which is currently under development by Seller.

(b)                                 Seller anticipates (but does not warrant) that the Concentrate sold to Buyer shall exhibit approximately the specifications in Schedule “A”. Buyer acknowledges that the source of the Concentrate is a new mine and plant, as a result of which the composition of the Concentrate may vary from the anticipated specifications set out in Schedule “A”. Seller shall notify Buyer from time to time of any additional information of which Seller becomes aware concerning any material changes in the expected specifications of the Concentrate from the anticipated specifications set out in Schedule “A”.

(c)                                  The moisture content of each Parcel shall be below the maximum limit set forth by the International Maritime Organization’s International Maritime Solid Bulk Cargoes Code or other governing publication superseding the aforementioned code and in force at the time of shipment

(d)                                 If Seller becomes aware that the specifications of any Parcel, or any portion thereof, deviate materially from the anticipated specifications set out in Schedule “A”, Seller or Buyer shall promptly notify the other party of the deviation and if such deviation results in a negative financial or technical impact on Buyer the Parties will promptly attempt to negotiate a mutually acceptable adjustment to reasonably compensate Buyer for such impact in accordance with customary international practice

2.2                                                                                 Commencement of Purchases

Seller’s obligation to deliver and sell Concentrate to Buyer and Buyer’s obligation to receive, purchase and pay for Concentrate from Seller under this Agreement are subject to the occurrence of, and shall commence on, the Start-up Date.  Accordingly:

(i)                                   Seller shall periodically notify Buyer with brief and summary details of the progress of development of the Production Facility and the then estimated Start-up Date;

(ii)                                commencing three (3) months prior to the then estimated Start-up Date, Seller shall notify Buyer of Seller’s then best estimate of the expected Start-up Date once every month; and

(iii)                             Seller shall notify Buyer promptly of the occurrence of the Start-up Date.

2.3                                                                                Term and Termination

(a)                                  This Agreement shall commence on the date first indicated above and unless terminated earlier in accordance with the terms hereof, shall terminate at the end of the 3rd Contract Year (the “Term”).  Not later than one year prior to such termination, the Parties shall meet to discuss and endeavour to agree upon the terms of a further contract to cover the purchase and sale of Concentrate beyond such termination, provided that any failure by the Parties to agree on the terms of any new contract shall not give rise to any liability or affect the termination of this Agreement as aforesaid.

(b)                                 Either Party may terminate this Agreement:

(i)                                   immediately by notice to the other Party following the occurrence of any Insolvency Event relating to the other Party; or

(ii)                                following any material breach of any material provision of this Agreement by the other Party if such breach has occurred and is continuing for a period of 60 Business Days after notification of such breach to the other Party.

ARTICLE 3.          QUANTITY

3.1                                                                                 Annual Quantity

The annual quantity of Concentrate which Seller shall deliver and sell to Buyer, and Buyer shall receive and purchase from Seller (the “Annual Quantity”), shall be 30% of Annual Production in each of the Initial Period and the first Contract Year and approximately 50,000 DMT for each of the second and third Contract Years, with the exact quantity for the second and third Contract Years to be agreed by the Parties no later than October 1 of the first Contract Year.

3.2                                                                                 Adjustments

(a)                                  If, despite Seller’s reasonable efforts, the Annual Quantity for the Initial Period or any Contract Year is not shipped by the end of such period (provided such deficiency is more than 500 DMT), then Seller shall ship such deficiency to Buyer as part of the first and to the extent necessary, subsequent Parcels shipped during the succeeding period (or, in the case of the last Contract Year, as soon as is commercially practicable in the year following the last Contract Year).  Such deficiency when so shipped shall be regarded as part of the Annual Quantity for the preceding period and all payment and other terms and conditions applicable to shipments made during the preceding period shall apply thereto. If the shortfall is 500 DMT or less, then Seller shall be considered to be in compliance with Annual Quantity and the shortfall shall be considered cancelled with no obligation on Seller to ship any deficiency in the succeeding period.

(b)                                 If, despite the Seller’s reasonable efforts, the total quantity of Concentrate delivered in the Initial Period or any Contract Year is in excess of the Annual Quantity for that period, then such excess quantity (provided such excess is more than 500 DMT) shall be deemed to have been shipped as part of the Annual Quantity of the succeeding period and all terms and conditions applicable to the shipments made during the succeeding period shall apply thereto and the Annual Quantity actually to be shipped in such succeeding Contract Year shall be reduced to the extent of such excess.

ARTICLE 4.          SHIPMENT, DELIVERY AND DISCHARGE CONDITIONS

4.1                                                                                 Annual Schedule

Seller and Buyer shall agree on the shipping schedule (the “Annual Schedule”) for each Contract Year not later than November 30th prior to each Contract Year. Shipments scheduled under the Annual Schedule will be evenly spaced throughout the Contract Year. For the Initial Period, the Annual Schedule shall be mutually agreed not later than 60 days prior to the estimated Start-up Date.  Unless otherwise agreed between the Parties in accordance this Agreement and subject to the terms of this Agreement, Seller shall deliver the Concentrate in Parcel sizes of 11,000 WMT (+/-5% for shipping tolerance only).

4.2                                                                                 Delivery

Except as set forth in the remaining provisions of this Article 4, Seller shall deliver each Parcel CIF Free Out Onsan, Republic of Korea (“Discharge Port”).

4.3                                                                                Discharge Port

(a)                                  Buyer shall be responsible for all arrangements and expenses (including, without limitation, stevedoring expenses) at the Discharge Port for discharging from the vessel to shore of each Parcel “free out”, as such discharging term is commonly referred to in the bulk shipping industry.

(b)                                 If the discharge of a Parcel at the Discharge Port becomes impractical through no fault of Seller or the vessel such vessel shall proceed to an alternate safe port (an “Alternate Port”) as notified by Buyer where it can safely unload the Parcel. Promptly upon the receipt of such notice from Buyer, Seller shall direct the vessel to comply with such notice, provided that the master of the vessel judges such Alternate Port to be safe. If the vessel proceeds to the Alternate Port, any additional freight and other delivery costs incurred by Seller will be paid by Buyer.

(c)                                  Buyer shall be responsible for any damages to the vessel caused by stevedores at the Discharge Port;

4.4                                                                                 Discharging Berth

Buyer shall nominate and guarantee one good and safe berth at the Discharge Port where vessels described in Section 0 carrying Parcels may arrive, discharge and depart always afloat.

4.5                                                                                 Discharging Rate; Efficient Performance

(a)                                  At the Discharge Port the Laytime to be allowed (“Allowed Laytime”) for the discharge of a Parcel shall be determined on the basis of:

(i)                                     a discharging rate as set out in Section 4.5(b); and

(ii)                                  the bill of lading weight of such Parcel in WMT.

provided that if it is not possible to discharge a Parcel because of interference due to weather or would not have been possible if work had been in progress, there shall be excluded from the Allowed Laytime the period during which the weather interfered or would have interfered with the work.

(b)                                 Buyer shall discharge each vessel at the average rate of *[Redacted]* per Weather Working Day. If the vessel is already on Demurrage, all time counts. In order to achieve an efficient performance in the Discharge Port, Seller shall furnish Buyer with all necessary details from the Charter Party or Contract of Affreightment.

4.6                                                                                 Notice of Readiness

(a)                                  After arrival of the vessel at the Discharge Port written Notice of Readiness (the “Notice of Readiness” or “NOR”) is to be given by the master of vessel to Buyer or Buyer’s Receiving Agent, whether in berth or not, during Office Hours that the vessel is in all respects ready to discharge the Parcel, is in free pratique and is customs cleared and has all hatches uncovered and beams, if any, removed provided same is permitted by port authorities. Time lost in waiting for the berth, if any, shall count as Laytime.

(b)                                 If the discharging berth is not available upon vessel’s arrival at the Discharge Port and due to such unavailability the vessel cannot enter the Discharge Port, the master of the vessel will be entitled to tender NOR during Office Hours to Buyer or Buyer’s Receiving Agent upon anchoring at the customary waiting place designated by the authority for Discharge Port. Any time lost in waiting for the berth at the Discharge Port shall count as Laytime.

4.7                                                                                 Laytime

(a)                                  Time for discharging to count from 1300 hours the same Working Day if NOR is given before noon or 0900 hours on the next Working Day if NOR is given after noon during Office Hours, whether the vessel is in berth or not, unless sooner commenced then actual time used in discharging to count. Time from 1200 hours Saturday until 0900 hours on Monday and/or between 1800 hours on the last Working Day preceding a holiday until 0900 hours the next Working Day shall not count as Laytime unless used, if used actual time to count.

(b)                                 Once the vessel is on Demurrage, she shall remain on Demurrage until completion of discharging.  However, if there is any delay due to vessel’s inability to discharge during the Demurrage period, then to the extent such delay is attributable to the fault of the vessel, such time lost shall not count as Demurrage time.

(c)                                  Shifting time from anchorage to the berth shall not count as Laytime, unless vessel is already on Demurrage.  Similarly time lost in moving on or off a berth or from one berth to another shall not count as Laytime unless movement from one berth to another berth is requested by Buyer. Time used for initial, intermediate (if any) and final draft survey shall not count as Laytime.

(d)                                 Vessel shall open and close hatches and remove and replace beams at the vessel’s risk and expense, provided same is permitted by port authorities, in which case the time used for such purpose shall not count as Laytime.

(e)                                  If a Parcel is carried on the same vessel together with other cargo to be unloaded at the Discharge Port belonging to other shipper(s) (such other cargo and the Parcel, each referred to in this Section 4.7(e) only as a ‘shipment’). If the discharge of the first shipment is completed during Office Hours Laytime for the discharge of the second shipment shall commence two hours after completion of discharge of the first shipment unless discharging of the second shipment is sooner commenced. If the discharge of the first shipment is completed after Office Hours, Laytime for the second shipment shall commence at 0800 hours on the next Working Day, unless sooner commenced, in which case actual time used shall count as Laytime used. Any waiting time for berth at the Discharge Port shall be prorated between each shipper based on the quantity of each shipment the vessel is carrying for that specific Discharge Port.

(f)                                    Any time lost in discharging of a Parcel on account of repairing the carrying vessel’s gears/equipment or due to the fault of the vessel owner, vessel master or their agents shall not count as Laytime or time on Demurrage.

4.8                                                                                 Demurrage and Despatch

(a)                                  The applicable Demurrage/Despatch rates shall be as per Seller’s Charter Party or Contract of Affreightment and Seller shall provide an extract of such Charter Party or Contract of Affreightment with the vessel owner to Buyer referencing applicable Demurrage/Despatch rates for the purpose of calculating the Demurrage/Despatch amount. Such Demurrage/Despatch rates shall be in line with the market standard rates applied by similar vessels carrying copper concentrates on similar voyages.

(b)                                 If a Parcel is not discharged from the vessel within the Allowed Laytime, Demurrage shall be payable by Buyer to Seller calculated per running day of 24 hours (fractions pro rata).

(c)                                  Notwithstanding Section 4.8(a), Seller shall pay Buyer Despatch for Laytime saved at the Discharge Port in relation to the shipment of any Parcel, calculated per running day of 24 hours (fractions pro rata) at half of the Demurrage rate.

(d)                                 The Despatch/Demurrage amounts relating to a Parcel shall be paid by issuing a separate invoice.

Vessel Characteristics

(e)                                  For delivering Concentrate to the Discharge Port hereunder, vessels chartered by Seller shall be single deck bulk carriers, shall be classed 100-A1 at Lloyds Register of Shipping or its replacement, shall be no more than 20 years old, shall not have shaft tunnels in the hold, and shall have clear holds and hatchways suitable for normal grab discharge.  No cargo shall be loaded in deep tanks, in tweendecks, in bridge space, or any place not easily accessible to grabs.

(f)                                    If the gears of the vessel are not working in accordance with the specifications provided by the vessel’s owner, Seller shall ask Korean shipping agent to appoint a competent independent surveyor to assess the additional costs incurred in completing the discharge. After receiving such independent surveyor’s certificate about additional expenses incurred, such amount claimed by Korean shipping agent will be settled by Seller.

(g)                                 In no event shall any other cargo (including copper concentrates) be stowed in the same hold as any Parcel or fraction thereof.

(h)                                 The vessel shall conform to International Safety Management Code (ISM Code) standards. Seller shall not charter a vessel from any shipping company if Seller reasonably believes that, because of its financial condition, there is reasonable doubt about the ability of such company to carry out the normal execution of its shipping obligations.

4.9                                                                                 Overtime

Subject to the other provisions in this Section 4.9, any overtime with respect to discharge of a Parcel at the Discharge Port shall be for the account of the Party ordering the same. Officers of the vessel and crew’s overtime shall always be for Seller’s account. If overtime is ordered by Discharge Port authorities or their representatives, Seller shall pay all overtime expenses incurred as a result thereof.  If local labour regulations at Discharge Port prevent the vessel’s crew from opening/closing hatches and removing/replacing beams, such duties will be performed by agents for Buyer at its own cost and the time so used shall not count as Laytime.

4.10                                                                           Miscellaneous

(a)                                  Seller shall hold Buyer free and harmless from all port charges, harbour dues, fairway dues, pilotage, crew’s expense, light dues and all other charges and dues calculated on vessel and customarily paid by vessel or shipowner at the Discharge Port, except those incurred due to the negligence or wilful misconduct of Buyer. Buyer shall hold Seller free and harmless from all charges and dues calculated on Parcels and customarily paid by buyers at the Discharge Port.

(b)                                 Seller will ensure that, without cost to Buyer, each vessel provides all necessary onboard lights for night discharging; and

(c)                                  Upon the completion of discharge, Buyer shall arrange for vessel´s holds from which the Parcel was discharged to be cleaned to a degree which is normally grain clean.

4.11                                                                           Shipping Information and Nomination of Vessel

At the time a vessel is nominated by Seller for shipment of a particular Parcel hereunder Seller shall notify Buyer of the following:

(a)                                  the name of the vessel;

(b)                                 the expected dates of arrival and departure of such vessel at and from Port of Loading;

(c)                                  the expected tonnage of the Parcel to be loaded in the vessel;

(d)                                 the dimensions, draft, gear capacity, number of hooks and other details of the vessel;

(e)                                  estimated port rotation of the vessel;

(f)                                    estimated Date of Arrival; and

(g)                                 Despatch and Demurrage rates.

Seller shall obtain acceptance of the nomination of the vessel from Buyer in writing prior to finalising and booking the vessel. Buyer’s acceptance/rejection of the vessel shall be given within one Business Day from the date of notice of nomination and Buyer shall act reasonably in granting or refusing such an acceptance. Once the vessel acceptance is given, any change in the details of accepted vessel shall again be given to Buyer for acceptance. Vessel substitution shall not be done without the prior acceptance of Buyer. Such acceptance shall not be unreasonably withheld.

4.12                                                                           Shipping Notices

Not later than three Working Days after departure of each vessel from the Port of Loading, Seller shall notify Buyer of the tonnage of Concentrate loaded as per bill of lading, the indicative assays, the stowage plan, port rotation and the estimated date of arrival at the Discharge Port. Seller shall instruct the master of the vessel to give Buyer notice of the estimated time of arrival (“ETA”) at the Discharge Port 10 days, 5 days, 72 hours, 48 hours and 24 hours prior to the ETA.

4.13                                                                           Letter of Indemnity

If 1/3 original bill of lading has not been received by Buyer within 5 Business Days prior to the ETA of the vessel at the Discharge Port, Buyer shall provide to Seller a letter of indemnity signed by Buyer in the ship owner’s P&I club format upon Seller’s request, for delivery of the Parcel against non-presentation of the original bills of lading. Seller will in turn issue a back to back Letter of Indemnity in the same format to the ship owner. Any delay by Seller, master of the vessel, or vessel’s agents in performing the requirements of this Section 4.13 shall not count as Laytime or time on Demurrage.

4.14                                                                           Transhipment to Receiving Works

All Concentrate delivered to Buyer under this Agreement shall be smelted at the Receiving Works.  Buyer will arrange for, and assumes and will pay for all costs, risks, expenses and liabilities with respect to, the handling, storage, weighing, and sampling of each Parcel following its discharge from the vessel at the Discharge Port and with respect to the transhipment thereof from the Discharge Port to the Receiving Works.

ARTICLE 5.          TITLE AND RISK OF LOSS

5.1                                                                                 Seller’s Warranties on Title

Seller has good and marketable title to the Concentrate, free and clear of all liens and encumbrances other than any lien or encumbrance on such Concentrate for the benefit of the Finance Parties.  Upon transfer of title to a particular Parcel to Buyer in accordance with Section 5.2, Buyer shall receive good and marketable title to such Parcel, free and clear of all liens and encumbrances.

5.2                                                                                 Title and Risk of Loss

Risk of loss of, or damage to, a Parcel passes from Seller to Buyer as that Parcel passes over the vessel’s rail at the Port of Loading.  Title to a Parcel shall pass from Seller to Buyer upon Seller’s receipt of the Provisional Payment for such Parcel.

ARTICLE 6.          INSURANCE

Seller shall obtain and pay for insurance for each Parcel to be effective from the time such Parcel passes the ship’s rail at the Port of Loading until completion of discharge at the Port of Discharge.  Such insurance shall cover 110% of the Provisional Invoice amount, subject to adjustment to 110% of Final Invoice amount and shall insure against all risks (as that term is generally understood in the industry), including wars, S.R.&C.C. (strikes, riot, civil commotion clause), spontaneous combustion, fire, and malicious damage, including Institute Cargo Clauses (A), Institute War Clauses (Cargo), Institute Strike Clauses (Cargo) to the extent commercially available. In case of valid claims, the Seller and Buyer shall extend co-operation to each other for settlement of such claims.

ARTICLE 7.          PRICE

7.1                                                                                 Compensation for Concentrate

The total compensation payable by Buyer to Seller for each Parcel (“Total Compensation”) shall equal:

(a)                                  the sum of the Copper Payment, Gold Payment and Silver Payment; less

(b)                                 the Deductions

relating to such Parcel.

7.2                                                                                 Payable Copper and Payable Copper Price

(a)                                  The “Payable Copper” in each DMT of Concentrate shipped hereunder shall be:

Copper Content	Payable Copper
*[Redacted]*	*[Redacted]*
*[Redacted]*	*[Redacted]*

(b)                                 If the copper concentrate of a Parcel is *[Redacted]* the Parties will negotiate an appropriate adjustment to the Payable Copper to fairly reflect any negative financial or technical impact on Buyer attributable to the lower copper content.

(c)                                  The Payable Copper shall be priced at the average (calculated to two decimal points) of the daily official LME Grade A Settlement quotations for copper quoted in Dollars, as published in the Metal Bulletin during the applicable Quotational Period but corrected to the official quotations in the event of printing errors (the “Payable Copper Price”).

7.3                                                                                 Payable Gold and Payable Gold Price

(a)                                  If the gold content of a Parcel is less than *[Redacted]* gram per DMT (“g/DMT”), there will be no Payable Gold with respect to such Parcel.  If the gold content of a Parcel is *[Redacted]* g/DMT or more, then the Payable Gold with respect to such Parcel shall be that percentage of the gold content of each Parcel determined as follows (“Payable Gold”):

Gold Content		Payable Gold
*[Redacted]* g/DMT or more but less than *[Redacted]* g/DMT	—	*[Redacted]*%
*[Redacted]* g/DMT or more but less than *[Redacted]* g/DMT	—	*[Redacted]*%
*[Redacted]* g/DMT or more but less than *[Redacted]* g/DMT	—	*[Redacted]*%
*[Redacted]* g/DMT or more but less than *[Redacted]* g/DMT	—	*[Redacted]*%
*[Redacted]* g/DMT or more but less than *[Redacted]* g/DMT	—	*[Redacted]*%
*[Redacted]* g/DMT or more but less than *[Redacted]* g/DMT	—	*[Redacted]*%
*[Redacted]* g/DMT or more but less than *[Redacted]* g/DMT	—	*[Redacted]*%
*[Redacted]* g/DMT or more	—	*[Redacted]*%

(b)                                 Payable Gold shall be priced at the average of the daily LBMA “Initial” and “Final” fixing prices for gold quoted in Dollars, as published in Metal Bulletin during the applicable Quotational Period, but corrected to the official quotations in the event of printing errors (the “Payable Gold Price”).

7.4                                                                                 Payable Silver Payment and Payable Silver Price

If the silver content of a Parcel is less than *[Redacted]* g/DMT there will be no Silver Payment with respect to such Parcel.  If the silver content of a Parcel is *[Redacted]* g/DMT or more,

Buyer shall pay for *[Redacted]*% of the contained silver in each such Parcel (“Payable Silver”) at a price equal to the average of the daily London Spot fine silver spot quotations for silver quoted in Dollars, as reported by the LMBA and published in Metal Bulletin during the applicable Quotational Period, but corrected to the official quotations in the event of printing errors (the “Payable Silver Price”).

7.5                                                                                 Alternate Pricing

(a)                                  Reference Price No Longer Published or Representative

If:

(i)                                   Metal Bulletin ceases to be published, or ceases to publish any quotation referred to in this Section for determining the prices for copper, gold and/or silver;

(ii)                                the LME has ceased to quote a price for copper or the LBMA has ceased to quote a fixing price for gold and/or silver, as the case may be; or

(iii)                             the quotations are no longer representative of the value then being obtained by non-integrated mines for copper, gold and silver contained in copper concentrates,

then upon written notice by Seller or Buyer to the other, Seller and Buyer shall promptly consult with each other with a view toward determining a new reference price consistent with the previous method for determining the Payable Copper Price, Payable Silver Price and Payable Gold Price, as the case may be, with respect to the Concentrate to be sold hereunder.  If within 60 days after the date of any notice for consultation pursuant to Section 7.5(a), Seller and Buyer shall not have agreed on an alternate basis for determining the reference price of copper, gold and/or silver, as the case may be, either Seller or Buyer shall have the right to refer the matter to the Referee for resolution in accordance with Article 12.

(b)                                 Quotation Currency

The prices of copper, gold and/or silver, if quoted in any currency other than Dollars by Metal Bulletin, shall be converted into Dollars using the average daily rate published by the Federal Reserve Board of the United States over the applicable Quotational Period for the purchase of Dollars using the currency quoted in Metal Bulletin. The average price for any such Quotational Period shall be calculated by totalling the Dollar equivalents of the daily prices and dividing such total by the number of pricing days in such period.

(c)                                  Interim Invoicing

If either Party notifies the other pursuant to Section 7.5(a), Seller shall then have the right by written notice to Buyer to invoice provisionally at the applicable price(s) applied to the last previous Parcel sold hereunder prior to such written notice (the “Interim Price”) and Buyer shall thereafter pay on the basis of the Interim Price until:

(i)                                     Seller and Buyer shall agree on a reference price for the metal(s) concerned; or

(ii)                                  the Referee has finally determined the reference price(s) as provided in Section 7.5(a),

whichever event shall first occur.

Once agreement is reached or determination is made by the Referee any Parcels which were invoiced provisionally based on the Interim Price shall be promptly re-invoiced based on the new pricing basis for the metal(s) concerned.

7.6                                                                                 Quotational Periods

The quotational period with respect to Payable Metals in any Parcel shall be (i) for copper, *[Redacted]* and (ii) for gold and silver, *[Redacted]* (each, a “Quotational Period”).

7.7                                                                                 Deductions

The deductions (the “Deductions”) applicable to each Parcel shall be equal to the sum of the following:

(a)                                  Copper Treatment and Refining Charges;

(b)                                 Precious Metal Refining Charges

(c)                                  penalties, if any are mutually agreed by the Parties; and

(d)                                 Price Participation (if applicable as part of the Benchmark Reference Terms).

7.8                                                                                 Market Related Terms

(a)                                  With the exception of the Initial Period, Seller and Buyer shall negotiate in good faith and agree on the Market Related Terms for each Contract Year by December 31 of the immediately preceding Contract Year, or later if Benchmark Reference Terms for that Contract Year are unknown by that date.  For the Initial Period, Seller and Buyer shall negotiate in good faith and agree on the Market Related Terms no later than 90 calendar days prior to the Start-up Date based on Benchmark Reference Terms for the year in which the Start-up Date occurs. The Market Related Terms for the Initial Period and for each Contract Year (as agreed by Seller and Buyer or determined by the Referee(s) in accordance with this Section 7.8 and Article 12) shall be Copper Treatment Charge, Copper Refining Charges and Copper price participation if applicable in line with the applicable terms annually negotiated and generally acknowledged as benchmark terms (including, to the extent relevant, price participation) (“Benchmark Reference Terms”) for the calendar year in which the Initial Period occurs, in the case of the Initial Period, and otherwise for the calendar year of the applicable Contract Year, *[Redacted]* or such other source as may be agreed by Buyer and Seller. For such purpose, consideration shall not be given to contracts between buyers and sellers of copper concentrates in which one party is a majority owner of or is able to exercise control over the other, or to terms or special elements contained in contracts that are the product of the debt or equity financing arrangements for the particular mine or smelter involved.

(b)                                 Market Related Terms for the Initial Period and for a Contract Year shall be applicable to the entire Annual Quantity to be delivered in that Initial Period or Contract Year. The Market Related Terms for the Initial Period and for a Contract Year agreed to in accordance herewith shall be promptly recorded in an addendum to this Agreement and such addendum shall thereupon form part of this Agreement and be binding upon Buyer and Seller.

(c)                                  Should the Benchmark Reference Terms for a relevant period not be quoted by the sources referred to in Section 7.9(b) or should the Benchmark Reference Terms for a relevant period be quoted differently by any of such sources, then Buyer and Seller shall in good faith exchange information from other relevant sources to determine the Benchmark Reference Terms to be referenced for that period. If the Parties fail to agree within 30 days of Buyer or Seller commencing such exchange, then the determination of the Benchmark Reference Terms (but only for the relevant period) shall be submitted to the Referee(s) for resolution pursuant to Article 12.

(d)                                 If Seller and Buyer have not agreed the Market Related Terms by:

(i)                                   in the case of the Initial Period, the Start-up Date; or

(ii)                                in the case of any Contract Year, by April 30 of such Contract Year, then the determination of the Benchmark Reference Terms (but only for the relevant period) shall be submitted to the Referee(s) for resolution pursuant to Article 12.

(e)                                  If Buyer and Seller have not reached an agreement on Market Related Terms for the Initial Period, then a provisional Copper Treatment and Refining Charge (and, if applicable, Price Participation as per the Benchmark Reference Terms) as determined by Seller will be used for invoicing and payment purposes on an interim basis until such time as the Market Related Terms have been agreed between Buyer and Seller or determined by the Referee(s).

(f)                                    Until such time as the Market Related Terms for a Contract Year are known and agreed upon between the Seller and Buyer or determined by a Referee(s), the Market Related Terms applicable during the most recent Contract Year for which such terms have been agreed or determined hereunder, (or in the case of the First Contract Year, the Market Related Terms for the Initial Year) shall be used for invoicing and payment purposes on an interim basis.

(g)                                 If any matter is to be referred to the Referee(s) in accordance with Section 7.8(e) or Section 7.8(f), prior to selection of Referee(s) pursuant to Section 12.1, Seller and Buyer shall exchange notices setting forth their final offer with respect to the Market Related Terms in question (the “Final Offer”) provided that if one Party has delivered its Final Offer to the other and the other has not delivered its Final Offer to the first Party within 10 days, then the first Party can then submit the matter to Referee(s).

(h)                                 Once agreement is reached or determination made by Referee(s) on the Market Related Terms for a relevant period, any shipments of Parcels forming part of the Annual Quantity for that period already invoiced on an interim basis shall be promptly re-invoiced based on the agreed or determined Market Related Terms for that period. Any payments required to be made by one party to the other pursuant to such re-invoicing shall be made within five Business Days after the date such revised invoices are issued.

(i)                                     Alternatively, under favourable forward copper price spreads the Parties may agree in writing to fix Deductions for specified purposes without reference to Market Related Terms.

7.9                                                                                 Precious Metal Refining Charges

The following silver and gold refining charges (the “Precious Metal Refining Charges”) shall apply to the Payable Silver and Payable Gold in each Parcel:

(a)                                  The silver refining charge will be fixed at US$*[Redacted]* per ounce of Payable Silver throughout the Term;

(b)                                 *[Redacted]*

7.10                                                                           *[Redacted]*

ARTICLE 8.          PAYMENT

8.1                                                                                 Manner of Payment

All payments by Buyer for Concentrates sold hereunder shall be made in Dollars in immediately available and freely transferable funds by means of an irrevocable Letter of Credit to the account designated by Seller. Such Letter of Credit shall be opened by first class banks acceptable to Seller and shall be negotiable in any bank. Buyer shall submit the name of the first class opening bank to Seller’s approval prior to the Letter of Credit issuance. In case the bank presented by Buyer is not acceptable to Seller, then Buyer shall immediately propose an alternative first class bank to be approved by Seller.

8.2                                                                                 Payment of Total Compensation

Total Compensation for each Parcel shall be paid by Buyer in two stages as follows:

(a)                                  Buyer shall make a provisional payment of 90 per cent of the Provisional Invoice value (the “Provisional Payment”) no later than the third Business Day after the Date of Arrival against the following documents (“Shipping Documents”:

(i)                                     Seller’s original Provisional Invoice the amount of which shall be calculated in accordance with Section 8.3;

(ii)                                  2/3 of original, clean on board ocean bills of lading blank endorsed marked ‘freight prepaid’ or ‘payable as per Charter Party’;

(iii)                               original insurance certificate drawn in accordance with Article 6;

(iv)                              Seller’s Provisional Weight, Moisture and Assay Certificate; and

(v)                                 Seller’s certificate of origin

The remaining of 1/3 of clean on board bill of lading shall be sent by Seller to Buyer via courier one week before vessel’s arrival at Port of Discharge.

(b)                                 Buyer shall make a final payment equal to the amount, if any, by which Total Compensation exceeds the amount of the Provisional Payment on or before the fifth Business Day after receipt by Buyer of Seller’s Final Invoice by facsimile or e-mail as contemplated in Section 8.4 (the “Final Payment”).

8.3                                                                                 Provisional Invoice

For purposes of the Provisional Payment relating to any Parcel, Seller shall provide to Buyer a provisional invoice reflecting the Seller’s calculation of the provisional Total Compensation based on (a) provisional weights, moisture content and assays as determined by Seller at Port of Loading for the particular Parcel as set out in Seller’s provisional weight, moisture and assay certificate (the “Seller’s Provisional Weight, Moisture and Assay Certificate”), (b) the Deductions then in effect and (c) a calculation of provisional Payable Metal Prices using the average of the Payable Copper Price, the Payable Gold Price and the Payable Silver Price for

the most recent five consecutive Business Days prior to the on board bill of lading date for which published prices are available (“Provisional Invoice”).

8.4                                                                                 Final Invoice

For purposes of the Final Payment, Seller shall submit to Buyer its final invoice for each Parcel by facsimile or e-mail promptly after all final prices and dry weights and assays applicable to such Parcel shall have been determined in accordance with Article 7, Article 9, and Article 10 (the “Final Invoice”) and shall concurrently mail to Buyer the original Final Invoice.

8.5                                                                                 Refund of Overpayment

If the Total Compensation as shown on Seller’s Final Invoice is less than the amount of the Provisional Payment with respect to any Parcel, the amount of the difference shall be paid by Seller to Buyer not later than the fifth Business Day after Seller has transmitted its Final Invoice to Buyer, by electronic transfer to Buyer at such bank account as Buyer may direct.

8.6                                                                                 Late Payment

In the event that any payment under this Agreement is not made on the due date thereof, such payment shall bear interest at the rate of *[Redacted]* including the first day of such period to but excluding the last date of such period and shall be calculated on the basis of a 360-day year.

8.7                                                                                 Taxes, Tariffs and Duties

All taxes (excluding income taxes), duties, commissions and charges in Canada shall be for Seller’s account and taxes (excluding income taxes), duties, commissions and charges outside Canada shall be for Buyer’s account.

8.8                                                                                 Letter of Credit

At least three (3) weeks prior to the estimated time of arrival of the delivery vessel at the load port, the Seller shall submit to the Buyer a proforma invoice that shall state the estimated value of the shipment based on:

a)  expected dry metric tons to be shipped

b)  estimated metal assays of the material to be shipped

c)  the average of the daily quotations for copper, gold and silver for the calendar week prior to the date of the proforma invoice.

At least ten (10) days prior to the estimated time of arrival of the delivery vessel at the load port as advised by the Seller to the Buyer, the Buyer shall establish and deliver to the Seller a Letter of Credit in an amount not less than one hundred (100%) of the value of the proforma invoice submitted by the Seller.  Said Letter of Credit shall be:

a)  irrevocable;

b)  in a form acceptable to the Seller:

c)  issued by a first class bank in Korea, allowing confirmation and freely negotiable.  The Seller may request that the Buyer arrange confirmation by a bank acceptable to the Seller.  In such case, any confirmation costs shall be for the Seller’s account.

d)  The L/C shall consider a variation of +/- 10% in the amount and +/-10% in the quantity

The letter of credit is to remain valid until Total Compensation for that Parcel is paid as per the terms of this Agreement and Buyer undertakes to increase the letter of credit to provide for final payment if required by Seller. All bank charges relating to such letter of credit shall be for Buyer’s account, except those for negotiation and advices charged by the banks appointed by Seller. The foregoing letter of credit is intended as security for Payment of the Total Compensation for each Parcel, not as a payment mechanism, and accordingly Seller shall not draw on such Letter of Credit unless Buyer has defaulted in making any payment with respect to a Parcel hereunder.

8.9                                                                                 Total and Partial Loss/Damage

(a)                                  Extent of Loss and/or Damage

(i)                                     In the event of any total or partial loss and/or damage to a Parcel either Party shall forthwith report such loss and/or damage to an independent inspection agency mutually appointed by the Parties to determine the extent of loss and/or damage. In the event the Parties fail to appoint an independent inspection agency then such an independent inspection agency shall be appointed by Seller. Such an appointed independent inspection agency shall issue a certificate specifying the extent of loss and/or damage and specifying if it is a total loss and/or damage or partial loss and/or damage. The cost of issuing such a certificate is to be shared equally between Buyer and Seller.

(ii)                                  The total or partial loss of and/or damage to a Parcel shall be dealt by the Parties in accordance with the provisions of this Section 0.

(b)                                 Total Loss/Damage

(i)                                     In the event of total loss of/damage to a Parcel before the transfer of risk of loss to the Buyer as per Section 5.2, no payment will be required from Buyer. All monies received pursuant to the insurance policies maintained by Seller in accordance with Article 6 shall accrue to Seller in this case.

(ii)                                  In case of total loss of/damage to a Parcel after the transfer of risk of loss to the Buyer as per Section 5.2, Provisional Payment shall be made by Buyer in accordance with Article 8. Final settlement shall be made and final invoice paid by Buyer according to Article 8, as soon as all necessary details are available based on shipped weights, moistures and assays. All monies received in relation to such total loss of a Parcel pursuant to the insurance policies maintained in accordance with Article 6 shall accrue to Buyer in this case.

(c)                                  Partial Loss

(i)                                     In case of partial loss of a Parcel before the transfer of risk of loss to the Buyer as per Section 5.2, then the insurance claim for the partially lost

Parcel shall accrue to Seller and Buyer shall pay for the quantity actually received by it at the Receiving Works. The provisional value of the Parcel actually received shall be determined by reference to the Provisional Invoice value and prorating the total quantity of Concentrate shipped as per the Provisional Invoice to the quantity of Concentrate determined to be lost. In case any Advance Payment has been paid by Buyer and received by Seller in connection with a Parcel that is partially lost, then the amount of the Advance Payment paid in connection with the Concentrate that are lost shall be claimed in full by Buyer by raising a debit note. This amount of such Advance Payment shall be paid by the Seller to Buyer within thirty (30) Business Days of receipt by Seller of the debit note from Buyer. Final settlement shall be made and final invoice paid by Buyer to Seller according to Section 8.5, as soon as all necessary details are available based on received weights and moistures according to Article 9 and assays as per Article 10 and after taking into account the Concentrate which is lost.

(ii)                                  In case of partial loss of a Parcel after the transfer of risk of loss to the Buyer as per Section 5.2, then Provisional Payment shall be made by Buyer to Seller in accordance with Article 8. All monies received in relation to such partial loss of Parcel pursuant to the insurance policies maintained in accordance with Article 6 shall accrue to Buyer in this case. Final settlement shall be made and final invoice paid by Buyer to Seller according to Article 8. In the event of partial loss of Parcel the final settlement shall be made on the basis of Seller’s weights and moisture determined at Port of Loading and governing assays for the part of Parcel that arrived safely.            .

(d)                                 Partial Damage

(i)                                     In case of partial damage to a Parcel before the transfer of risk of loss to the Buyer as per Section 5.2, Buyer shall pay for the quantity of undamaged Parcel received in usable condition at the Discharge Port. The provisional value of the Parcel undamaged shall be determined by reference to the Provisional Invoice value and prorating the total quantity of Concentrate shipped as per the Provisional Invoice to the quantity of Concentrate determined to be damaged. In case any Advance Payment has been paid by Buyer and received by Seller in connection with the Parcel that was damaged, then such amount paid shall be claimed in full by Buyer by raising a debit note. This amount of such Advance Payment shall be paid by Seller to Buyer within thirty (30) Business Days of receipt by Seller of the debit note from Buyer. Final settlement shall be made and final invoice paid by Buyer to Seller according to Article 8, as soon as all necessary details are available based on weights and moistures of the undamaged Parcel at Receiving Works as per Article 9 and assays as per Article 10.

(ii)                                  In case of partial damage to a Parcel after the transfer of risk of loss to the Buyer as per Section 5.2, Provisional Payment shall be made by Buyer to Seller in accordance with Article 8.  All monies received in relation to such partial damage of Parcel pursuant to the insurance policies maintained in accordance with Article 6 shall accrue to Buyer in this case. Final settlement shall be made and final invoice paid by Buyer to Seller according to Article 8. In the event of partial damage to Parcel of Concentrates the final settlement shall be made on the basis of Seller’s weights and moisture determined at Port of Loading and governing assays for the part of Parcel that arrived safely

(e)                                  In the case of valid insurance claim made by either Party pursuant to this Section 0, the Parties shall extend co-operation to each other for settlement of such claims.

ARTICLE 9.          WEIGHING, SAMPLING, MOISTURE DETERMINATION

9.1                                                                                 General Procedure

(a)                                  Weighing, sampling, assaying and moisture determination for each Parcel shall be carried out by Buyer at Buyer’s expense upon delivery of the Parcel to the Discharge Port by method which is customarily employed by Buyer.

(b)                                 Buyer shall take all reasonable precautions to prevent handling or other losses of Concentrate between delivery and the point of weight determination.

(c)                                  Seller, at its own expense, shall be entitled to be represented at the discharge, weighing, sampling and determination of moisture by an independent surveyor or representative acceptable to Buyer, such acceptance not to be unreasonably withheld.  Failure of Seller’s representative to be present on any occasion after receipt of reasonable notice from Buyer shall constitute a waiver of Seller’s rights of representation on that occasion only.

9.2                                                                                 Determination of Dry Weight and Moisture

The dry weight and moisture as determined pursuant to Section 9.1 shall govern for the purpose of final settlement of the Total Compensation for each Parcel.

9.3                                                                                 Sampling Lot Size

For the purposes of sampling each Parcel shall be divided into separate lots (each a “Lot”) of approximately 500 WMT each and samples shall be taken from each such lot.

9.4                                                                                 Number and Handling of Samples

The sample taken from each Lot shall be divided into six equal parts: two for Seller, two for Buyer, and two for reserve. The reserve samples shall be sealed and retained by Seller’s appointed representative.

9.5                                                                                 Composite Samples

If and when the Parties agree on any penalties, for the purpose of conducting any analysis for penalty elements, six sets of composite samples shall be taken from the Lots making up each Parcel, two for the Seller, two for Buyer and two for reserve. The reserve samples shall be retained by Seller’s appointed representative.

ARTICLE 10.       ASSAYS

10.1                                                                           Copper, Gold and Silver and Penalty Elements

The copper, gold, silver and penalty elements (if any) contained in each Parcel shall be determined in accordance with this Article.

10.2                                                                           Method for Determining Final Analysis

(a)                                  From the Lot samples taken in accordance with Article 9, assays for copper, gold and silver respectively, shall be made independently by Seller and Buyer and the results of such assays shall be exchanged simultaneously on a Lot-by-Lot basis by courier within 60 days from the date the samples are taken and sealed. If one Party fails to so exchange its assay results, the assay results of the other Party shall be deemed to be conclusive, provided that if such failure is due to valid and justifiable reason, then upon the request of such Party, the other Party shall, in good faith, consider extension of time limit for exchanging the assays.

(b)                                 Determination for gold and silver assays shall be made in accordance with fire assay methods corrected for slag loss and cupel absorption. Umpires, when required, shall be instructed accordingly.

(c)                                  The mean of the Parties’ assay results for each Payable Metal shall be final and binding upon the Parties, if the differences between them are within the following limits (“Splitting Limits”):

*[Redacted]*	*[Redacted]*
*[Redacted]*	*[Redacted]*
*[Redacted]*	*[Redacted]*

The Splitting Limits for any agreed penalty elements shall be mutually agreed between the Parties at such time as they agree on any penalty elements.

(d)                                 All assays (including umpire assay) shall show copper content to 1/100th of one percent, silver content to the nearest one gram and gold content to the nearest 1/10th of a gram per DMT.

10.3                                                                           Designation of Umpire

(a)                                  If the difference between the results of the Buyer’s and Seller’s assays described in Section 10.2 exceeds the applicable Splitting Limit, then either Seller or Buyer shall have the right, exercisable by notice to the other, to refer the matter in rotation Lot by Lot, to one of the designated Umpires.

(b)                                 The first two Umpires listed in Schedule “B” shall be designated for this purpose until the end of the First Contract Year and thereafter Seller and Buyer shall jointly designate two of the Umpires to act as such for each successive Contract Year.

(c)                                  The list of Umpires in Schedule “B” shall be regularly updated by Seller and Buyer as they may agree from time to time.

(d)                                 If neither Party shall so refer the matter to the Umpire within 20 days after the date of exchange of such results, the mean of such results of Seller and Buyer shall be final and binding upon the Parties.

10.4                                                                           Final Analysis Based on Umpire’s Assay

If either Party shall so refer the matter to the Umpire, then the Umpire’s assay shall be made using one of the reserve samples referred to in Section 9.5.  The Umpire shall be instructed to advise both Seller and Buyer of the results of the Umpire’s assay by e-mail and mail. If:

(a)                                  the Umpire’s assay falls between the assays of Seller and Buyer, then the mean of the results of the Umpire’s assay and the results of the assay of the Party whose results are nearer to that of the Umpire’s results shall be final and binding on the Parties;

(b)                                 the results of the Umpire’s assay shall be the mean of the results of the assays of the respective Parties, then the results of the Umpire’s assay shall govern;

(c)                                  the assay of the Umpire falls outside the assays of Seller and Buyer, then the middle assay of the three shall be final for settlement; and

(d)                                 the assay of the umpire coincides exactly with the result of either of Buyer or Seller, then the Umpire’s assay shall govern.

The cost of the Umpire shall be paid by the party whose results are farthest from the Umpire’s, except that, if the results of the Umpire’s assay is the mean of the results of the respective Parties, then the cost shall be shared equally by Seller and Buyer. The Umpire shall not be employed to prepare the assay of either Seller or Buyer nor shall the Umpire be chosen to represent either Buyer or Seller during supervision of the weighing and sampling procedures as set forth in Section 9.1(c).

ARTICLE 11.       FORCE MAJEURE

11.1                                                                           Effect of Force Majeure

(a)                                  Failure or delay by Buyer or Seller in the performance of any obligation, term, condition or covenant contained herein (other than a failure to make payments required hereunder), shall be excused, if such failure or delay in performance was caused by an act of nature or the elements, or disturbance, fire, unavailability of power, water and other items necessary for production, delay or interruption of transportation, damage to port/harbour or loading/discharging facilities, war (whether declared or undeclared) or the consequence thereof, acts or serious threats of sabotage or terrorism, riot, civil war, blockade, insurrection, acts of public enemies, invasion, civil strife or mob violence, trade sanctions, export restrictions, revolution, embargo, any laws (or changes therein), regulations (or changes therein) or requirements (or changes therein) or acts of any federal, state or local government or any minister, ministry or other governmental body, expropriation, nationalization or other act of eminent domain, strikes and/or lock-outs, industrial disturbance or other work stoppage, breakdown or failure of equipment or machinery, damage/failure/disruption, delays or failure in obtaining materials, supplies or equipment, or any other cause, whether or not similar to those enumerated above, beyond the reasonable control of Buyer or Seller, as the case may be, which prevents or hinders their operations (collectively, “Event of Force Majeure”), provided that in no event shall prevention or settlement of any strike or labour disturbances be considered as a matter within the control of Buyer or Seller.  If an Event of Force Majeure affects the Discharge Port and Seller, in accordance with Section 4.3 delivers the affected Parcel to an Alternate Port, then no Party shall be excused from the performance of its obligations in relation to such a Parcel.

(b)                                 Seller shall not be obligated to deliver concentrate from other than the Production Facility and Seller shall not be obligated to rebuild or repair any damaged or destroyed property in order to fulfil this Agreement.

(c)                                  If Buyer is the party affected by an Event of Force Majeure, Buyer shall nevertheless be obligated to receive, purchase and pay for any Parcel which, at the time Seller received notice of the Event of Force Majeure, was in the process of being loaded, or which had been loaded, into an ocean-going vessel.

(d)                                 Notwithstanding any other provision hereof, no Event of Force Majeure shall have the effect of extending the term of this Agreement.

(e)                                  If any Event of Force Majeure continues in effect for a period of 60 consecutive days or less, any affected deliveries of Concentrate during such period shall be made up as soon as practicable following termination of the Event; provided, however, that during the Initial Period and the first Contract Year, Seller’s responsibility for deliveries of Concentrate shall not exceed 30% of Annual Production.

(f)                                    If any Event of Force Majeure continues in effect for a period of more than 60 days, but not more than 365 consecutive days, then the Party who has received notice of an Event of Force Majeure shall have the option to cancel delivery of any Concentrate which would have been delivered during such period.

(g)                                 If any Event of Force Majeure continues in effect for a period of more than 365 days, then the Party which has received the notice of the Event of Force Majeure shall have the right to terminate this Agreement.

The right to cancel quantities of Concentrate or the right to terminate the Agreement as set forth above shall be made by written notice to the other Party at any time prior to receipt of a notice that the Event of Force Majeure has ceased. In the event of a termination of the Agreement all obligations, covenants and commitments of both parties hereto, except outstanding payments to be made hereunder, shall cease to exist on the date such notice is given.

11.2                                                                           Notice of Event of Force Majeure

A Party declaring an Event of Force Majeure shall give to the other Party:

(a)                                  immediate notice followed as soon as reasonably possible with particulars indicating the cause of such Event of Force Majeure, the date of commencement of such Event of Force Majeure, and the estimated duration (if practical) of such Event of Force Majeure;

(b)                                 from time to time after such declaration periodic notice of the efforts taken and progress made in remedying such Event of Force Majeure and as to the time that the declaring Party expects to resume performance of its obligations hereunder; and

(c)                                  immediately after such Event of Force Majeure ceases to have effect, a notice of cessation of the Event of Force Majeure.

11.3                                                                           Parties to Use Reasonable Efforts

Buyer and Seller agree to use all reasonable efforts from time to time and at all times to prevent the occurrence of any Event of Force Majeure and to remedy any Event of Force Majeure that has occurred. Notwithstanding the foregoing or any other provision of this Agreement, the settlement of any labour dispute, protest or demonstration shall be entirely at the discretion of the Party declaring an Event of Force Majeure and there shall be no obligation on that Party to test or refrain from testing the validity of any order, regulation or law relating to such labour dispute, protest or demonstration.

11.4                                                                           Reduction of Capacity

(a)                                  If an Event of Force Majeure results in a partial reduction of Seller’s capacity to produce or deliver Concentrate, then Seller shall be obligated to allocate any such reduced amount of Concentrate between Buyer and all other purchasers of Concentrate under long-term contracts in effect on the date of the Event of Force Majeure reasonably proportional to the Annual Quantity to be delivered to Buyer and commitments to such other purchasers as is commercially practical.

(b)                                 If an Event of Force Majeure results in a partial reduction of Buyer’s capacity to treat copper concentrates at the Receiving Works, then Buyer shall be obligated to allocate any such reduced capacity between Seller and all other

Sellers of copper concentrates under long-term contracts in effect on the date of the Event of Force Majeure reasonably proportional to the Annual Quantity to be delivered to Buyer and commitments to such other sellers as is commercially practical.

ARTICLE 12.       REFEREES

12.1                                                                           Submission to Referees

If Buyer and Seller cannot agree on the Benchmark Reference Terms for a relevant period per Article 7.8 (a), then the matter (but only for that relevant period) shall be submitted to the referees (“Referees”) for resolution as described below. Prior to the selection of Referees, Buyer and Seller shall exchange notices setting forth their last declared offers, including all negotiable terms and any other related concessions (the “Offered Terms”), provided that if only one Party has so delivered its Offered Terms to the other Party and the other has not delivered its Offered Terms to the first Party within 30 days, the first Party can then submit the matter to Referees.  Pending agreement by Buyer and Seller or determination by Referees, the previous Benchmark Reference Terms agreed or determined hereunder shall be used for invoicing and payment during the next relevant period until such time as all such factor or factors is or are fixed by the procedures described below, at which time the affected shipments shall be promptly re-invoiced based on the newly agreed or determined Benchmark Reference Terms and any payments required to be made by one Party to the other pursuant to such re-invoicing shall be made promptly after the date of agreement or determination of the Benchmark Reference Terms.

12.2                                                                           Selection of Referees

If a matter is to be submitted to Referees pursuant to this Agreement, Buyer and Seller shall jointly appoint an independent industry expert to act as a single Referee to determine the matter.  Any person appointed as a Referee shall be a person of sound commercial background and with strong knowledge of the international copper concentrates market.  No person who has been an employee, consultant or otherwise provided services (other than as a Referee hereunder) to either Party or any of their respective affiliated organizations during the past five years preceding the reference shall be eligible to act as a Referee. If the Parties are unable to agree in writing to the appointment of a single Referee who has accepted such appointment in writing within 20 days, then each Party shall independently appoint one Referee who accepts such appointment in writing, and a third Referee shall be expeditiously appointed by agreement of the first two Referees.  If either Buyer or Seller fails to appoint its respective Referee within 20 days, there shall be only a single Referee adjudicating the process described below, which shall be the person appointed by either Party as Referee who first accepts such appointment in writing.

12.3                                                                           Submission of Positions

Buyer and Seller shall each submit in writing in English its respective position to the Referee(s) and to the other Party within 10 days after the Referee(s) has been appointed. The Parties shall then have a further 10 days to review the other’s submission and to submit a written rebuttal in English to the Referee(s) (the “Submission Period”).

12.4                                                                           Proceeding and Final Determination

Promptly after expiry of the Submission Period, the Referee(s) shall offer such guidance to the Buyer and Seller, if any, that the Referee(s) consider(s) appropriate with a view toward progressing the negotiations between Buyer and Seller. If Buyer and Seller fail to agree within 10 days after both Parties have submitted their respective positions to the Referee(s), the Referee(s) shall, within 20 days thereafter, finally determine any such matter by selecting one of such two positions. In making the selection the Referee(s) shall reference the relevant metals industry trade publications and information sources referred to in Section 7.8(a). The Referee(s) shall share these information sources with Buyer and Seller no later than 5 days prior to making a final determination. If either Buyer or Seller fails to submit its respective position to the Referee(s) prior to the expiry of the Submission Period, the Referee(s) shall, promptly following expiry of such period, finally determine that the sole position submitted to him (them) shall prevail.  Any such determination as described herein and otherwise made in accordance with this Agreement shall be final and binding on the Parties.  Any such determination as described herein, whether of the single Referee, in case there is only one Referee, or the majority of the Referees, in case there are three Referees, and otherwise made in accordance with this Agreement, shall be final and binding on the Parties.

12.5                                                                           Costs

In the event that the Parties reach agreement in writing on a particular issue prior to the determination by a single Referee hereunder, any costs associated with the services of such Referee shall be borne equally by Buyer and Seller.  In the event that an issue is decided hereunder by a single referee, any costs associated with the services of such Referee shall be borne by the losing party.  In the event that three Referees are appointed in accordance with a matter, each of Buyer and Seller shall pay the costs associated with its appointed Referee, and the losing party shall bear the costs associated with the services of the third Referee appointed by agreement of the first two Referees.

ARTICLE 13.       REPRESENTATIONS AND WARRANTIES

13.1                                                                           Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

Authorisation

Seller is a company duly organised under the laws of the Province of British Columbia, Canada, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action (including, but not limited to, approval by the board of directors of Seller) and this Agreement constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganisation and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

No conflict

Neither the execution nor delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereunder will:

(i)                                     violate any provision of the certificate of incorporation or by-laws or other organisational documents of Seller;

(ii)                                  violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Seller is a party; or

(iii)                               violate any statute or law or any judgment, decree, order, regulation or rule of any court or any governmental body applicable to Seller.

Required Consents

Seller has obtained all consents, approvals and authorisations of, and has made all necessary filings and registrations with, all governmental bodies and other third parties required in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereunder, including without limitation, the approval of the appropriate authorities in the Province of British Columbia, Canada.

13.2                                                                           Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

Authorisation

Buyer is a company duly incorporated and existing under the laws of the Republic of Korea, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action (including, but not limited to, approval by the board of directors or similar of Buyer) and this Agreement constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganisation and other laws of general application limiting the enforcement of creditors rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

No Conflict

Neither the execution nor delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereunder will:

(i)                                     violate any provision of the certificate of incorporation or by-laws or other organisational documents of Buyer;

(ii)                                  violate, be in conflict with, or constitute a default (or an event of default which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Buyer is a party; or

(iii)                               violate any statute or law or any judgment, decree, order, regulation or rule of any court or any governmental body applicable to Buyer.

Required Consents

Buyer has obtained all consents, approvals and authorisations of, and has made all necessary filings and registrations with, all governmental bodies and other third parties required in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereunder.

13.3                                                                           Limitations

(a)                                  Seller makes no representations or warranties, expressed or implied, as to the merchantability, fitness for any particular purpose or any other matters with respect to any Parcel other than the express warranties set out in this Agreement.

(b)                                 No representation or statement made by either Party or its agents, employees, representatives or any other person on its behalf not expressly contained in this Agreement shall be binding upon the other Party as a representation or warranty or otherwise.

(c)                                  Except in the case of fraud, gross negligence or wilful misconduct by a Party, neither Party shall be liable to the other Party for any indirect, consequential or special damages with respect to this Agreement whether such damages arise in tort, contract or otherwise.

ARTICLE 14        MISCELLANEOUS

14.1                                                                           Non-Waiver

No course of performance and no delay or failure by any Party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies.  No single exercise of any right or power shall preclude the further exercise thereof or the exercise of any other right or power hereunder.  No right, power or remedy conferred upon any Party by this Agreement shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise, except as expressly provided herein.  No waiver of any provision of this Agreement shall be effective unless made in writing signed by the Party against whom such waiver is sought to be enforced.

14.2                                                                           Assignment

Subject to the consent of the other Party hereto (which consent may not be unreasonably withheld) each of Seller and Buyer shall be entitled to assign this Agreement to an Affiliate, a successor in interest in connection with an amalgamation, merger, consolidation, sale or other transaction, in which such successor acquires all or substantially all of the Production Facility, in the case of Seller, or the Receiving Works, in the case of Buyer provided that the successor acknowledges in writing to the other Party (in form and substance reasonably satisfactory to such other party) the assumption by the successor of all of the obligations of the assignor (i.e., the Buyer or Seller, as the case may be) hereunder and further provided that if the assignor continues to exist as a separate entity following such transaction, it shall remain liable for any obligations hereunder not performed by such successor. For purposes of this provision a Party shall not be considered to be acting unreasonably if it withholds its consent on the basis that the financial capability of the proposed assignee is, in the bona fide opinion of such Party, less than that of the assignor.

14.3                                                                           Benefit of Agreement

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns (subject to Section 13.2), and no other person shall have any right or obligation hereunder.

14.4                                                                           Amendments

Any amendment to this Agreement shall only be effective if in writing and executed by or on behalf of both Parties.

14.5                                                                           Governing law

This agreement shall be governed by, and construed in accordance with, the law of the State of New York, U.S.A., including Sections 5-1401 and 5-1402 of the New York General Obligations law.  The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

14.6                                                                           Severability

If any provision of this Agreement shall be invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.7                                                                          Confidentiality

(a)                                  Each Party shall use its best efforts to assure that the provisions of this Agreement and all information disclosed to it concerning the other Party and its assets and businesses and not otherwise publicly available and the determination of any matter hereunder by any Referees, Umpire or arbitrator shall be kept confidential and shall, unless otherwise required by law or the rules and regulations of any stock exchange, not be disclosed without the consent of the other party to anyone other than:

(i)                                     to the directors, officers, employees, accountants, consultants, counsel, agents and representatives of each Party;

(ii)                                  to any proposed assignee;

(iii)                               to any other person or entity providing substantial financing to the Seller or Buyer;

(iv)                              to any underwriter of securities to be issued by Buyer or the Seller, or a rating agency;

(v)                                 in connection with legal proceedings or required filings with government agencies, courts, stock exchanges or other regulatory agencies; and

(vi)                              to any Umpire, Referee or arbitrator appointed hereunder.

If such information is so disclosed to any such person or entity, the disclosing party agrees to use its best efforts to obtain from such person or entity a covenant for the benefit of both Parties hereto to keep such information confidential.

(b)                                 Notwithstanding Section 14.7(a), the Parties agree to provide to the Finance Parties access to and the opportunity to review from time to time as may reasonably be requested by the Finance Parties, and at their expense, all relevant documents, information and data in the possession of Buyer or Seller relating to Concentrate sold to Buyer hereunder, including all shipping, weight, assay, treatment, recovery, metallurgical or other information pertaining to the sale, transporting, treatment and refining of such Concentrate and the metals derived therefrom.

14.8                                                                           Notices

All notices, requests, demands or other communications required or permitted to be given by any party to another pursuant to the Agreement shall be given in writing and delivered by personal service, or facsimile, addressed as follows, subject to any notice of change of address or fax number given in accordance herewith.

(a)                                  in the case of Buyer:

Terrane Metals Corp.

26 West Dry Creek Circle, Suite 810

Littleton, CO 80120

U.S.A.

Attention: Chief Commercial Officer

Fax: +1 303 761 7420

(b)                                 in the case of Seller:

LS-Nikko Copper Inc.

20Fl., ASEM Tower, 159, Samseong-1dong,

Gangnam-gu, Seoul, 135-798,

Korea

Attention: Raw Materials Team

Fax : +82 2 2189 9894

Any notice shall be deemed to have been given and received:

(c)                                  if personally delivered, then on the day of personal service to the recipient Party, provided that if such date is a day other than a Business Day where the recipient Party is located, then such notice shall be deemed to have been given and received on the first Business Day where the recipient Party is located, following the date of personal service; and

(d)                                 if sent by e-mail or facsimile transmission and successfully transmitted prior to noon on a Business Day where the recipient Party is located, then on that Business Day, and if transmitted after noon on that day, then on the first Business Day where the recipient Party is located following the date of transmission.

14.9                                                                           Remedies

Except as otherwise expressly provided herein, no remedy herein conferred upon either Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  Notwithstanding any other provision of this Agreement, neither Party shall have any liability to the other Party with respect to any hedging nor similar losses either Party may suffer in connection with the transactions contemplated by this Agreement.

14.10                                                                     Execution in Counterparts

This Agreement may be executed in any number of counterparts and by the Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

14.11                                                                     Arbitration

(a)                                  Any dispute, claim or failure to agree arising out of or relating to this Agreement (including the question regarding its existence, validity or termination) or any provision hereof, except those identified in Article 7 (which shall be determined by the Referees in accordance with Article 12), shall be referred to and finally settled by arbitration in accordance with the then prevailing Arbitration Rules of the International Chamber of Commerce (the “Rules”) and which Rules are deemed to be incorporated by reference into this Section 14.11. The location of arbitration shall be New York, New York.  The arbitration shall be conducted in the English Language by an arbitral tribunal consisting of three arbitrators, one to be appointed by each Party and the third to be appointed by the court of arbitration of the International Chamber of Commerce in accordance with the Rules. Any decision or award shall be final and binding on both the Buyer and the Seller. The arbitral tribunal shall state in its award the facts of the case and the reasons for its decision. The Parties shall comply in good faith with the decision.

(b)                                 All costs of arbitration, including without limitation, witness fees, legal fees and expenses shall always be borne by the Party incurring such costs. The costs of the arbitrators shall be borne equally by the Parties unless otherwise awarded by the decision of the arbitrators.

14.12                                                                     Consent to Jurisdiction

Subject to Section 14.11, each Party hereby irrevocably consents and agrees, for the benefit of the other Party, that any legal action, suit or proceeding against it:

(i)                                     with respect to enforcement of the provisions set forth in Section 14.11; and

(ii)                                  with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration conducted pursuant to Section 14.11,

may be brought in the United States District Court located in the County of New York or in the courts of the State of New York in the County of New York. Each Party waives any objection which it may have now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings specified in sections (i) and (ii) above brought in any court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding therein has been brought in an inconvenient forum.

14.13                                                                     Entire Agreement

This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous arrangements, correspondences, representations, proposals, understandings and communications, whether written or oral. Neither this Agreement nor any provision hereof can be waived, changed, amended, discharged or terminated except by an instrument in writing signed by the Party against which the enforcement of any waiver, change, discharge or termination is sought.

IN WITNESS WHEREOF, the undersigned have executed this Contract as of the date hereinabove set forth.

Terrane Metals Corp.

By	/s/ Kevin Loughrey

Name: Kevin Loughrey

Title: Chief Executive Officer

By	/s/ Mark Wilson

Name: Mark Wilson

Title: Chief Commercial Officer

LS-Nikko Copper Inc.

By	/s/ Jin-Soo Baek

Name: Jin –Soo Baek

Title: VP of Raw Materials

SCHEDULE “A”

ANTICIPATED CONCENTRATE SPECIFICATIONS

element	range
(%)
Cu	24 – 29
Fe	24 –34
S	30 – 35
Pb	0.005 – 0.15
Zn	0.01 – 0.2
Al203	0.70 – 1.75
CaO	0.50 – 1.50
MgO	0.50 – 1.50
SiO2	4 – 6
(grams per dmt)
Ag	40 – 120
Au	25 – 75
(ppm)
As	30 – 240
Ba	40 – 70
Bi	<140
Br	0 – 10
Cd	<30
Cl	90 – 240
Co	50 – 170
F	60 – 250
Hg	<10
Mn	80 – 110
Mo	100 – 2,000
Ni	50 – 175
Sb	70 – 350
Se	75 – 200
Sn	< 1
Te	0 – 3
U	< 1

SCHEDULE “B”

UMPIRES

A.H. Knight International Ltd.
Eccleston Grange, Prescot Road
St Helens
Merseyside
WA1O 3BQ
United Kingdom

Laboratory Services International BV
Pittsburghstraat 9
3047 BL Rotterdam
Netherlands